Exhibit 99
National City Corporation
1900 E. 9th St.
Cleveland, OH 44114-3484

Investor Contacts:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
jill.hennessey@nationalcity.com	kristen.bairdadams@nationalcity.com
NATIONAL CITY COMPLETES ACQUISITION OF HARBOR
FLORIDA BANCSHARES
     CLEVELAND, OHIO – Dec. 1, 2006 – National City Corporation (NYSE: NCC) today announced that it has completed its acquisition of Fort Pierce, Florida-based Harbor Florida Bancshares, Inc., the holding company for Harbor Federal Savings Bank. Conversion of Harbor Federal’s business systems to National City’s platform will be completed in March, at which time the Harbor Federal 42-branch network will begin operating under the National City name.
     “We’re excited to partner with Harbor Federal. With a shared passion for doing what’s right for our customers and communities, we look forward to bringing National City’s broader menu of products and services and expanded delivery channels to East Central Florida,” said David A. Daberko, chairman and chief executive officer of National City.
     Harbor Florida Chairman and CEO Michael J. Brown, Sr. will remain in his current role, overseeing Harbor markets for National City. J. Hal Roberts will continue serving as president and chief operating officer.
     Harbor Florida’s merger with National City was announced on July 11, 2006. Each Harbor Florida shareholder will receive 1.2206 shares of National City common stock for each share of Harbor Florida common stock, and cash in lieu of fractional shares.

     Separately, National City expects to complete its pending acquisition of West Palm Beach, Florida-based Fidelity Bankshares, Inc., in January 2007. Fidelity Bankshares operates Fidelity Federal Bank & Trust, with 51 branch offices in Palm Beach, Martin, Broward, and St. Lucie counties.
About National City
     National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive distribution network in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information, visit National City’s Web site at nationalcity.com.